Exhibit 99.1

Amedica Announces Workforce Reduction

SALT LAKE CITY, (Marketwired) — 10/05/16 — Amedica Corporation (NASDAQ: AMDA), an innovative biomaterial company that develops and commercializes silicon nitride as a platform for biomedical applications, today announced that it is reducing its workforce by approximately 38% to lower its operating expenses and extend its cash runway. The company will continue to focus its efforts on its commercial sales strategy targeted at adding new surgeons and distributors and expanding sales into new territories.

“We sincerely appreciate the contributions of those who are leaving Amedica toward bringing silicon nitride ceramic technologies to patients,” said Dr. Sonny Bal, chairman and Chief Executive Officer of Amedica. “Consistent with our earnings call remarks, this difficult decision is the prudent way forward, as we seek to conserve cash and pursue our business objectives.”

The actions associated with the plan were implemented on October 3, 2016 and completed on October 4, 2016. The Company estimates the staff reductions to result in savings of approximately $2.0 million in cash operating expenses on an annualized basis, with estimated one-time severance and related costs related to the restructuring of approximately $465 thousand expected to be recorded in the 4th quarter of 2016.

About Amedica Corporation

Amedica is focused on the development and application of interbody implants manufactured with medical-grade silicon nitride ceramic. Amedica markets spinal fusion products and is developing a new generation of wear- and corrosion-resistant implant components for hip and knee arthroplasty as well as dental applications. The Company’s products are manufactured in its ISO 13485 certified manufacturing facility and through its partnership with Kyocera, one of the world’s largest ceramic manufacturers. Amedica’s FDA-cleared and CE-marked spine products are currently marketed in the U.S. and select markets in Europe and South America through its distributor network and its growing OEM and private label partnerships.

For more information on Amedica or its silicon nitride material platform, please visit www.amedica.com.

Forward-Looking Statements

This press release contains statements that constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this press release include the intent, belief or current expectations of Amedica and members of its management team with respect to Amedica’s future business operations as well as the assumptions upon which such statements are based. Forward-looking statements include specifically, but are not limited to, estimates that the impact from these strategic actions will deliver annualized operating profit benefit, that these changes will reduce total cash burn, increase financial sustainability, and strengthen the balance sheet. Such statements are subject to risks and uncertainties such as the timing and success of new product introductions, physician acceptance, endorsement, and use of Amedica’s products, regulatory matters, competitor activities, changes in and adoption of reimbursement rates, potential product recalls, effects of global economic conditions and changes in foreign currency exchange rates. Additional factors that could cause actual results to differ materially from those contemplated within this press release can also be found in Amedica’s Risk Factors disclosure in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on March 23, 2016, and in Amedica’s other filings with the SEC. Amedica disclaims any obligation to update any forward-looking statements.

Contacts:

Kevin Ontiveros

801-839-3502

IR@amedica.com